EXHIBIT 9

                               ABLECO FINANCE LLC
                           450 Park Avenue, 28th Floor
                            New York, New York 10022




                                December 28, 2001


Mr. Kevin S. Penn
Mr. Ezra S. Field
ACI Capital Co., Inc.
900 Third Avenue, 26th Floor
New York, NY  10022

                     Re:  Financing Commitment
                          --------------------

Gentlemen:

                     An investor group formed by ACI Capital Co., Inc.("ACI Capital" and ACI Capital together with such investor group collectively, the "Investor") has advised Ableco Finance LLC (a special situations lending company hereinafter referred to as the "Lender") that the Investor is directly or through a wholly owned acquisition vehicle acquiring all of the capital stock of Jenny Craig, Inc. ("Jenny Craig") and its subsidiaries (the "Acquisition") (Jenny Craig and those of its subsidiaries designated by the Lender as borrowers collectively, the "Borrower"). The Investor has also advised the Lender that the Investor requires financing (i) to consummate the Acquisition, (ii) for the general working capital requirements of the Borrower and (iii) to pay fees and expenses related to the financing contemplated by this commitment letter. The Lender is pleased to advise you that the Lender hereby commits to provide the Borrower with a revolving credit and term loan facility totaling not more than $35 million at any one time outstanding (the "Financing Facility"), consisting of (A) a revolving credit facility in an aggregate principal amount outstanding not exceeding $5 million, (B) a tranche A term loan in an outstanding principal amount of $15 million and (C) a tranche B term loan in an outstanding principal amount of $15 million, all substantially on the terms and conditions set forth in the Outline of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). The obligations of the Borrower under the Financing Facility will be secured by a first priority lien on, and security interest in, substantially all assets of the Borrower and its subsidiaries, in each case subject to such exclusions as the Lender (in its sole and absolute discretion) may agree. The Lender's commitment to provide the Financing Facility is subject in all respects to satisfaction of the terms and conditions contained in this commitment letter and in the Term Sheet.

                     The Investor acknowledges that the Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be

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ACI Capital Co., Inc.
December 28, 2001
Page 2

contained in definitive legal documentation for the Financing Facility. The loan documentation for the Financing Facility will include, in addition to the provisions that are summarized in this commitment letter and the Term Sheet, provisions that, in the reasonable opinion of the Lender, are customary or typical for this type of financing transaction and other provisions that the Lender reasonably requires in the context of the proposed transaction.

                     By its execution hereof and its acceptance of the commitment contained herein, ACI Capital agrees to indemnify and hold harmless the Lender and each of its assignees, its affiliates and its directors, members, officers, employees and agents (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Acquisition, this commitment letter or the extension of the Financing Facility contemplated by this commitment letter, or in any way arise from any use or intended use of this commitment letter or the proceeds of the Financing Facility contemplated by this commitment letter, and ACI Capital agrees to reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party. In the event of any litigation or dispute involving this commitment letter or the Financing Facility, the Lender shall not be responsible or liable to the Investor, the Borrower or any other person for any special, indirect, consequential, incidental or punitive damages. In addition, ACI Capital agrees to reimburse the Lender for all reasonable out-of-pocket fees and expenses (the "Expenses") incurred by or on behalf of the Lender in connection with the negotiation, preparation, execution and delivery of this commitment letter, the Term Sheet and any and all definitive documentation relating hereto and thereto, including, but not limited to, the reasonable fees and expenses of counsel to the Lender in connection with any due diligence, collateral reviews and field examinations. The obligations of ACI Capital under this paragraph shall remain effective whether or not definitive documentation is executed and notwithstanding any termination of this commitment letter, provided, that, if, after the Acquisition, the Borrower enters into definitive documentation for the Financing Facility, the obligations of ACI Capital under this commitment letter and the Term Sheet shall thereupon terminate and be superseded in all respects by the obligations of the Borrower to the Lender.

                     On the date of execution hereof, ACI Capital agrees to pay to the Lender, in immediately available funds, a commitment fee equal to $525,000 (the "Commitment Fee"), which fee shall be earned in full and payable on the first date on or after the date ACI Capital accepts this commitment

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ACI Capital Co., Inc.
December 28, 2001
Page 3


letter and the Term Sheet and that the Investor has executed a definitive merger agreement (the "Merger Agreement") for the Acquisition. In addition, ACI Capital agrees to pay to the Lender, promptly after its request, additional expense deposits if the Lender determines that the amount of Expenses incurred or to be incurred by the Lender in connection with the Financing Facility exceeds or will exceed the amount of any expense deposit previously paid to the Lender.

                     The Lender's commitment to provide the Financing Facility is subject to (i) the negotiation, execution and delivery of definitive loan documentation in form and substance satisfactory to the Lender, the Borrower and their respective counsel, (ii) the satisfaction of the Lender that at all times prior to and including the date on which the transactions referred to hereunder close that there has not occurred or become known to the Lender any material adverse change with respect to the condition, financial or otherwise, business, operations, assets, liabilities or prospects of the Borrower, as determined by the Lender in its sole discretion (a "Material Adverse Change"), (iii) the absence of any material disruption or general adverse developments in the financial markets, as determined by the Lender in its sole discretion, and (iv) such other customary conditions as set forth in the Term Sheet. If at any time the Lender shall determine (in its sole discretion exercised reasonably) that either (A) the Investor or the Borrower will be unable to fulfill any condition set forth in this commitment letter or in the Term Sheet or (B) any Material Adverse Change has occurred, the Lender may terminate this commitment letter by giving notice thereof to ACI Capital (subject to the obligation of ACI Capital to pay all fees, costs, expenses and other payment obligations expressly assumed by ACI Capital hereunder, which shall survive the termination of this commitment letter).

                     The Investor represents and warrants that (i) all written information and other materials concerning the Investor, the Borrower or the Acquisition (collectively, the "Information") which has been, or is hereafter, made available by, or on behalf of the Investor is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein which are believed by the Investor or Jenny Craig, as applicable, to be reasonable and (B) information believed by the Investor or Jenny Craig, as applicable, to have been accurate based upon the information available to the Investor at the time such projections were furnished to the Lender.

                     This commitment letter is delivered to ACI Capital upon the condition that, prior to its acceptance of this offer and the payment of the Commitment Fee, neither the existence of this commitment letter or the Term Sheet, nor any of their contents, shall be disclosed by the Investor, except as may be compelled to be disclosed in a judicial or administrative proceeding, as

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ACI Capital Co., Inc.
December 28, 2001
Page 4


otherwise required by law or, on a confidential and "need to know" basis, solely to the directors, officers, employees, advisors and agents of the Investor or the Borrower and its representatives. In addition, the Investor agrees that it will (i) consult with the Lender prior to the making of any filing in which reference is made to the Lender or the commitment contained herein, and (ii) obtain the prior approval of the Lender before releasing any public announcement in which reference is made to the Lender or to the commitment contained herein. The Investor acknowledges that the Lender and its affiliates may now or hereafter provide financing or obtain other interests in other companies in respect of which the Investor, the Borrower or their affiliates may be business competitors, and that the Lender and its affiliates will have no obligation to provide to the Investor, the Borrower or any of their affiliates any confidential information obtained from such other companies. The Lender agrees that it will not provide confidential information obtained from the Investor or the Borrower except (i) as may, be compelled to be disclosed in a judicial or administrative proceedings, (ii) as otherwise required by law, or (iii) on a confidential and "need to know" basis to its directors, officers, employees, advisors and agents and to prospective assignees or participants, provided such persons have been instructed to keep such information confidential.

                     The offer made by the Lender in this commitment letter shall expire, unless otherwise agreed by the Lender in writing, at 5:00 p.m. (New York City time) on January 5, 2002, unless prior thereto the Lender has received a copy of this commitment letter, signed by ACI Capital accepting the terms and conditions of this commitment letter and the Term Sheet. The commitment by the Lender to provide the Financing Facility shall expire at 5:00 p.m. (New York City time) on May 31, 2002, unless prior thereto, definitive loan documentation shall have been agreed to in writing by all parties and the conditions set forth therein shall have been satisfied (it being understood that the obligation of ACI Capital to pay all amounts in respect of indemnification and Expenses shall survive termination of this commitment letter). If after the Acquisition, the Borrower enters into definitive documentation for the Financing Facility, the obligations of the Investor and ACI Capital under this commitment letter and the Term Sheet shall thereupon terminate and be superseded in all respects by the obligations of the Borrower to the Lender.

                     Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this commitment letter to the Lender.


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ACI Capital Co., Inc.
December 28, 2001
Page 5

                     This commitment letter, including the attached Term Sheet
(i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (ii) shall be governed by the law of the State of New York,
(iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity, and (v) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. This commitment letter may be amended, modified or waived only in a writing signed by the parties hereto.



                                               Very truly yours,

                                               ABLECO FINANCE LLC

                                               By: /s/ Daniel E. Wolf
                                                   ---------------------------
                                                   Name: Daniel E. Wolf
                                                   Title: Vice President


Agreed and accepted as of
28th day of December 2001:


ACI CAPITAL CO., INC.

By: /s/ Ezra S. Field
    --------------------------------------
    Name: Ezra S. Field
    Title: Vice President